EXHIBIT 3-a-1

ARTICLES OF AMENDMENT

OF THE

RESTATED ARTICLES OF INCORPORATION

OF

ARVINMERITOR, INC.

     In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "IBCL"), ArvinMeritor, Inc., an Indiana corporation incorporated on March 31, 2000 (the "Corporation"), desiring to give notice of corporate action effectuating the amendment of its Restated Articles of Incorporation, certifies the following facts:

ARTICLE I

Amendment to the Restated Articles of Incorporation

     Section 1. The name of the Corporation is ArvinMeritor, Inc., which shall be changed hereby to Meritor, Inc.

     Section 2. Article I of the Corporation's Restated Articles of Incorporation hereby is amended to read in its entirety as follows:

Identification

     The name of the Corporation is Meritor, Inc. (the "Corporation" or the "Company").

     Section 3. The Amendment was adopted by the Board of Directors of the Corporation on November 4, 2010, and approved by the shareholders of the Corporation on January 20, 2011. The effective time of the Amendment hereby effected shall be at 3:00 p.m., Eastern, on March 29, 2011.

Manner of Adoption and Vote

     Section 1. At a meeting of the Board of Directors on November 4, 2010, the foregoing Amendment to the Corporation's Restated Articles of Incorporation was adopted by the Board of Directors. The Board of Directors submitted the Amendment, together with its recommendation for approval and adoption, to the shareholders of the Corporation.

     Section 2. The foregoing Amendment to the Corporation’s Restated Articles of Incorporation required shareholder approval. At the annual meeting of the shareholders of the Corporation called by its Board of Directors and held on January 20, 2011, the shareholders of the Corporation entitled to vote with respect to the foregoing Amendment approved and adopted the proposed Amendment. The result of such vote is as follows:

Designation of Each Voting Group	Common Stock,
$1.00 par value per share,
Voting as a Single Class
Number of Outstanding Shares	94,140,499
Number of Votes Entitled to be Cast	94,140,499
Number of Votes Represented at Meeting	83,607,037
Shares Voted in Favor	82,362,732
Shares Voted Against or Abstain	1,204,305

The number of votes cast in favor of the Amendment was sufficient for approval thereof pursuant to all applicable provisions of the IBCL and the Corporation’s Restated Articles of Incorporation.

     Section 3. The manner of the adoption of the Amendment to the Corporation's Restated Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the IBCL and the Corporation's Restated Articles of Incorporation and By-Laws.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Amendment this 2nd day of March, 2011.

/s/ Barbara G. Novak
Name:	Barbara G. Novak
Title:	Vice President and Secretary